Exhibit 16.1

December 30, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Blue Calypso, Inc. under Item 4.01 of its Form 8-K dated December 23, 2015. We agree with the statements concerning our Firm in such Form 8-K. We are not in a position to agree or disagree with other statements of Blue Calypso, Inc. contained therein.

Very truly yours,

/s/ Marcum LLP
Marcum LLP